EXHIBIT 23.4
CONSENT OF PRX GEOGRAPHIC
PRX Geographic prepared the feasibility study dated June 2005. We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of First United Ethanol, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Martin D. Ruikka
PRX Geographic
Chelsea, Michigan
April 13, 2006